SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549


SCHEDULE 13G


Under the Securities Exchange Act of 1934
(Amendment No.________)*



ATMI Incorporated
 (Name of Issuer)

Common Stock (Par Value $0.01)
(Title of Class of Securities)

00207R101
(CUSIP Number)

Check the following box if a fee is being paid with this statement [ ].
(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.)(See Rule 13d-7.)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).









(Continued on following pages)
Page 1 of 6 Pages



CUSIP No. 00207R101	 					Page 2 of
6


1.	NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Brown Investment Advisory & Trust Company ("BIATC"), its wholly owned subsidiary, Brown Advisory Incorporated
("BAI").  52-1811121

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A
GROUP*
(a)	[ ]
(b)	[x]


3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Brown Investment Advisory & Trust Company and Brown Advisory
Incorporated are Maryland corporations.

NUMBER OF 		5 SOLE VOTING POWER
SHARES			BIATC	1819182 shares
				BAI			0 shares
						1819182 shares

BENEFICIALLY		6 SHARED VOTING POWER
OWNED BY 			BIATC		0 shares
				BAI			0 shares
							0 shares


EACH REPORTING 		7 SOLE DISPOSITIVE POWER
PERSON WITH		BIATC	1868366 shares
				BAI			0 shares
						1868366 shares

8 SHARED DISPOSITIVE POWER
				BIATC		0 shares
				BAI			0 shares
							0 shares


CUSIP No. 00207R101
	Page 3 of 6

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
REPORTING PERSON
BIATC	1868366 shares
				BAI			0 shares
		1868366 shares

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
EXCLUDES CERTAIN SHARES*		[   ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

BIATC	  6.29%
		BAI	 	  0.0%
				  6.29%

12.	TYPE OF REPORTING PERSON*

BIATC - BK
		BAI - IA

*SEE INSTRUCTIONS BEFORE FILLING OUT

Item 1. (a) NAME OF ISSUER: 	ATMI Inc.

(b)	Address of Issuer's Principal Executive Offices:
7 Commerce Drive
Danbury Connecticut 06810


Item 2. (a) 	NAME OF PERSON FILING:

Brown Investment Advisory & Trust Company ("BIATC"), its wholly owned subsidiary, Brown Advisory Incorporated
("BAI").

(b)	ADDRESS OF PRINCIPAL BUSINESS OFFICE:

19 South Street
Baltimore, Maryland 21202

(c)	CITIZENSHIP:

Brown Investment Advisory & Trust Company and Brown
Advisory Incorporated are Maryland corporations.



CUSIP No. 00207R101
	Page 4 of 6

(d)	 TITLE OF CLASS OF SECURITIES:

Common Stock of ($0.01 par) of  ATMI Inc.
(e)	CUSIP Number:
00207R101

Item 3. 	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

For BIATC

(b)	[x] Bank as defined in section 3(a)(6) of the Act

For BAI

(e)	[x] Investment Adviser registered under section 203 of the
Investment Advisers Act of 1940

Item 4. 	OWNERSHIP:

(a)	AMOUNT BENEFICIALLY OWNED:		As of
September 30, 2000

BIATC 1868366 shares
		BAI		 0 shares
					 1868366 shares

(b)	PERCENT OF CLASS:

BIATC	  6.29%
		BAI	 	  0.0%
				  6.29%

(c)	Number of shares as to which such person has:

(i)	sole power to vote or to direct the vote:

BIATC	1819182 shares
			BAI			0 shares
				1819182 shares




CUSIP No. 00207R101
	Page 5 of 6

(ii)	shared power to vote or to direct the vote:

BIATC		0 shares
			BAI			0 shares
						0 shares

(iii)	sole power to dispose or to direct the disposition of:

BIATC	1838366 shares
			BAI			0 shares
					1868366 shares

(iv)	shared power to dispose or to direct the disposition of:

BIATC		0 shares
			BAI			0 shares
						0 shares

Item 5. 	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

		Not applicable

Item 6. 	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF
OF ANOTHER PERSON.

		Not applicable

Item 7. 	IDENTIFICATION AND CLASSIFICATION OF THE
SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING
REPORTED ON BY THE PARENT HOLDING COMPANY.

		Not applicable

Item 8. 	IDENTIFICATION AND CLASSIFICATION OF MEMBERS
OF THE GROUP.

		Not applicable


Item 9. 	NOTICE OF DISSOLUTION OF GROUP.

		Not applicable


CUSIP No. 00207R101
	Page 6 of 6

Item 10. CERTIFICATION.


By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


SIGNATURE:

	After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:	As of September 30,2000

Signature:	Brown Investment Advisory & Trust Company

	By: /S/ James E. Hieber

Title:	Vice President

Signature:	Brown Advisory Incorporated

	By: /S/ James E. Hieber


	Title:	Vice President